UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	October 31, 2018

SOLBRIGHT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27587	22-3586087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Gateway Center, 26th Floor Newark, NJ 07102
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	(973) 339-3855
N/A
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 31, 2018, Solbright Group, Inc., a Delaware corporation (the “Company”), entered into a Note Purchase Agreement (the “Purchase Agreement”) with AIP Asset Management Inc., in its capacity as security agent (the “Security Agent”), and AIP Global Macro Fund L.P., in its capacity as a holder of a Note (together with other parties that become holders from time to time each, a “Holder” and collectively, the “Holders”), pursuant to which the Holders will purchase, under certain circumstances, U.S. Libor + 10% Senior Secured Collateralized Convertible Promissory Notes of the Company (each, a “Convertible Note” and, collectively, the “Convertible Notes”) in the aggregate principal amount of up to $5,000,000, at a purchase price of 100% (par) per Convertible Note (the “Note Purchase and Sale Transaction”).

At the initial closing of the Note Purchase and Sale Transaction, which occurred on October 31, 2018 (the “Initial Closing”), the Company sold a Holder a Convertible Note in the principal amount of $2,500,000. The net proceeds from the Initial Closing, in the aggregate amount of $2,261,616 (after deducting fees and expenses related to the Initial Closing in the aggregate amount of $238,384 (including a closing fee and a facility fee paid to the Security Agent, and legal fees and expenses)), will be used by the Company for working capital and general corporate purposes.

The Convertible Note issued in the Initial Closing has a principal balance of $2,500,000, and a stated maturity date on the one-year anniversary of the date of issuance. The principal on the Convertible Note bears interest at a rate of U.S. Libor + 10% per annum, which is also payable on maturity. Upon the occurrence of an event of default, the interest rate will increase by an additional 10% per annum. Amounts due under the Convertible Note may be converted into shares (“Conversion Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at any time at the option of the Holder, at a conversion price of $1.50 per share (the “Conversion Price”). Upon the occurrence of an event of default under the terms of the Convertible Note, and the passage of five business days following the Holder giving notice of such event of default to the Company, the entire unpaid principal balance of the Convertible Note, together with any accrued and unpaid interest thereon, will become due and payable, without presentment, demand, or protest of any kind. The Security Agent may also exercise all other rights given to the Security Agent and Holder under the Purchase Agreement. The Conversion Price and number of Conversion Shares are subject to adjustment from time to time for subdivision or consolidation of shares, or upon the issuance by the Company of additional shares of Common Stock, or common stock equivalents, while the Convertible Note is outstanding, or other standard dilutive events.

As condition precedents to the Holder purchasing the Convertible Note:

●

the Company granted to the Security Agent (on behalf of itself and the Holder) a first priority security interest in, and lien on, all now owned or hereafter acquired assets and property, real and personal, of the Company and its subsidiaries (collectively, the “Subsidiaries”), to secure all of the Company’s obligations under the Purchase Agreement and the Convertible Note, pursuant to the terms and conditions of a Security Agreement by and among the Company, the Subsidiaries, and the Security Agent;

●

the Company, and each Subsidiary, delivered to the Security Agent (on behalf of itself and the Holder) a notarized affidavit of Confession of Judgment to further secure all of the Company’s obligations under the Purchase Agreement and the Convertible Note;

●

each Subsidiary executed and delivered to the Security Agent (on behalf of itself and the Holder) a Guarantee, guaranteeing all of the Company’s obligations under the Purchase Agreement and the Convertible Note;

●	the Company pledged to the Security Agent (on behalf of itself and the Holder) all of the shares or membership interests (as applicable) of all of the Subsidiaries held by the Company; and

●

certain principals of the Company executed and delivered to the Security Agent (on behalf of itself and the Holder) a Lock-Up Agreement, which provided that each such shareholder will not sell or dispose of its equity securities in the Company at any time the Convertible Note is outstanding and for 60 days thereafter without the consent of the Security Agent.

Item 2.03.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

Item. 3.02.	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

The issuance of the Convertible Note in connection with the Note Purchase and Sale Transaction is exempt from registration under Section 4(a)(2) and/or Rule 506 of Regulation D as promulgated by the SEC under of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2018	SOLBRIGHT GROUP, INC.

	By:	/s/ Terrence DeFranco
Name: Terrence DeFranco
Title: President and Chief Financial Officer

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